Exhibit 99.1
TIME WARNER CABLE TO NAME IRENE M. ESTEVES
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
New York, NY, May 26, 2011 — Time Warner Cable Inc. (NYSE: TWC) today announced that Irene M. Esteves will be named Executive Vice President and Chief Financial Officer. The announcement was made by Glenn A. Britt, Time Warner Cable’s Chairman and Chief Executive Officer.
Ms. Esteves will oversee all of the company’s finance functions, including treasury, accounting, financial planning and analysis, tax, mergers and acquisitions, and investor relations. Ms. Esteves succeeds Robert D. Marcus, who became Time Warner Cable’s President and Chief Operating Officer in late 2010 and has retained the CFO role during the search for his successor. Ms. Esteves will report to Mr. Britt and will work closely with him, Mr. Marcus and other members of the company’s senior management team on key strategic matters. She will work from the company’s New York City headquarters.
“Irene has proved her leadership and expertise in all areas of finance and corporate management in an impressive career that has spanned 30 years and some of the world’s largest and most respected companies,” Mr. Britt said. “I am delighted she is joining Time Warner Cable and will lead all facets of finance, as well as relationships on Wall Street and with operations leaders throughout our company. I look forward to her contributions as a critical member of our senior management team.”
Ms. Esteves has held executive positions in finance, strategy, and other areas of corporate leadership at several leading U.S. and international companies. She joins Time Warner Cable from XL Group plc, a global insurance and reinsurance company, where she is Executive Vice President & CFO. From 2008 to 2010, she was Senior Executive Vice President & CFO of Regions Financial Corporation in Birmingham, Alabama. From 2006 to 2008, she was Senior Vice President & CFO of the Capital Management Group at Wachovia Corporation in Charlotte. She previously held executive roles in functions including domestic and global finance, human resources, and corporate strategy with Putnam Investments in Boston and Miller Brewing Company in Milwaukee. She started her career and worked for 13 years at S.C. Johnson & Son Inc.(SC Johnson Wax) in Racine, Wisconsin, where she rose to Division Controller of North American Home Care.
Ms. Esteves earned a Bachelor of Business Administration from the University of Michigan and a Master of Business Administration from the J.L. Kellogg Graduate School of Business at Northwestern University. She previously served on the boards of The Timberland Company, Diversey Inc., and Mrs. Baird’s Bakeries Inc.
About Time Warner Cable
Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and phone services in the United States, connecting more than 14 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and phone services to businesses of all sizes, cell tower backhaul services to wireless carriers and, through its NaviSite subsidiary, enterprise-class hosting, managed application, messaging and cloud services. Time Warner Cable Media, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.timewarnercable.com, www.twcbc.com, www.navisite.com, and www.twcmedia.com.
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Contact:
Justin Venech, 212.364.8242, justin.venech@twcable.com